FORM 4

[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instructions 1(b).


                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

_______________________________________________________________________________
1. Name and Address of Reporting Person

   HENDRIX           DANIEL                T.
-----------------------------------------------------
   (Last)            (First)            (Middle)

   2859 Paces Ferry Road - Suite 2000
-----------------------------------------------------
                     (Street)

   Atlanta                GA            30339
-----------------------------------------------------
   (City)               (State)         (Zip)

_______________________________________________________________________________
2. Issuer Name and Ticker or Trading Symbol

   Interface, Inc. (IFSIA)
_______________________________________________________________________________
3. IRS or Social Security Number of Reporting Person (Voluntary)

   ----
_______________________________________________________________________________
4. Statement for Month/Year

   August 1999
_______________________________________________________________________________
5. If Amendment, Date of Original (Month/Year)


_______________________________________________________________________________
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ] 10% Owner
   [X] Director
   [X] Officer (give title below)
   [ ] Other (specify below)

   Senior Vice President, CFO and Treasurer
-----------------------------------------------------

7. Individual or Joint/Group Filing (check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                               |
                    TABLE I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                            |
                                                                                                                               |
-------------------------------------------------------------------------------------------------------------------------------|
1. Title of Security  |2. Trans-  |3. Transac-  | 4. Securities Acquired (A)     | 5. Amount of  | 6. Owner-   | 7. Nature of  |
                      |   action  |  tion Code  |    or Disposed of (D)          |  Securities   |  ship Form: |    Indirect   |
   (Instr. 3)         |   Date    |             |                                |  Beneficially |  Direct (D) |    Beneficial |
                      |           | (Instr. 8)  |    (Instr. 3, 4 and 5)         |  Owned at End |  or Indirect|    Ownership  |
                      |  (Month/  |             |                                |  of Month     |  (I)        |               |
                      | Day/Year) |-------------|--------------------------------|               |             |               |
                      |           |      |      |   Amount  | (A) or |  Price    |  (Instr. 3    |  (Instr. 4) |  (Instr. 4)   |
                      |           | Code |  V   |           |   (D)  |           |   and 4)      |             |               |
----------------------|-----------|------|------|-----------|--------|-----------|---------------|-----------------------------|
                      |           |      |      |           |        |           |               |             |               |
Class A Common Stock  | 08/27/99  | C<F1>|      | 42,260    |    A   |           |  47,260       |  D          |               |
-------------------------------------------------------------------------------------------------------------------------------|
                      |           |      |      |           |        |           |               |             |               |
-------------------------------------------------------------------------------------------------------------------------------|
                      |           |      |      |           |        |           |               |             |               |
-------------------------------------------------------------------------------------------------------------------------------|
                      |           |      |      |           |        |           |               |             |               |
-------------------------------------------------------------------------------------------------------------------------------|
                      |           |      |      |           |        |           |               |             |               |
-------------------------------------------------------------------------------------------------------------------------------|
                      |           |      |      |           |        |           |               |             |               |
-------------------------------------------------------------------------------------------------------------------------------|
                      |           |      |      |           |        |           |               |             |               |
-------------------------------------------------------------------------------------------------------------------------------|

<F1> Conversion of derivative security exempted pursuant to Rule 16b-6(b).
     The Reporting Person converted Class B shares into Class A shares.




Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


  If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                 SEC 1474 (3-99)

                     TABLE II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                             (e.g. puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of| 2. Con- | 3.      | 4.     | 5. Number of| 6. Date Exer-  | 7. Title and     | 8. Price| 9. Num- | 10. Owner- | 11.   |
 Derivative| version | Trans-  | Trans- | Derivative  | cisable and    | Amount of Under- |   of    | ber of  | ship Form  | Nature|
 Security  | or Exer-| action  | action | Securities  | Expiration     | lying Securities |  Deriv- | Deriva- | of Deriva- | of In-|
           | cise    | Date    | Code   | Acquired (A)| Date (Month/   |                  |  ative  | tive    | tive Secur-| Direct|
 (Instr. 3)| Price of| (Month/ |        | or Disposed |  Day/Year)     | (Instr. 3 and 4) |  Secur- | Securi- | ity Direct | Bene- |
           | Deriva- | Day/    | (Instr.| of (D)      |                |                  |  ity    | ties    | (D) or In- | ficial|
           | tive    | Year)   |  8)    |             |-----------------------------------|         | Benefic-| direct (I) | Owner-|
           | Security|         |        | (Instr. 3,  |        |       |       |          | (Instr. | ially   |            | ship  |
           |         |         |        |  4 and 5)   |        |       |       |          |  5)     | Owned at| (Instr. 4) |       |
           |         |         |--------|-------------| Date-  | Expir-|       | Amount or|         | End of  |            |(Instr.|
           |         |         |    |   |      |      | Exer-  | ation | Title | Number of|         | Month   |            | 4)    |
           |         |         |Code| V | (A)  | (D)  | cisable| Date  |       | Shares   |         | (Instr. |            |       |
           |         |         |    |   |      |      |        |       |       |          |         |  4)     |            |       |
-----------|---------|---------|----|---|------|------|----------------|-------|----------|---------|---------|--------------------|
           |         |         |    |   |      |      |        |       |       |          |         |         |            |       |
Class B    | 1-for-1 |08/27/99 |C<F1>   |      |42,260| Immed. |       |Class A|  42,260  |         | 0       |            |       |
Common Stk |         |         |    |   |      |      |        |       |Common |          |         |         |            |       |
-----------------------------------------------------------------------------------------------------------------------------------|
           |         |         |    |   |      |      |        |       |       |          |         |         |            |       |
-----------------------------------------------------------------------------------------------------------------------------------|
           |         |         |    |   |      |      |        |       |       |          |         |         |            |       |
-----------------------------------------------------------------------------------------------------------------------------------|
           |         |         |    |   |      |      |        |       |       |          |         |         |            |       |
-----------------------------------------------------------------------------------------------------------------------------------|
           |         |         |    |   |      |      |        |       |       |          |         |         |            |       |
-----------------------------------------------------------------------------------------------------------------------------------|
           |         |         |    |   |      |      |        |       |       |          |         |         |            |       |
-----------------------------------------------------------------------------------------------------------------------------------|

<F1> Conversion of derivative security exempted pursuant to Rule 16b-6(b).
     The Reporting Person converted Class B shares into Class A shares.

Explanation of Responses:


---------------------------


                  /s/ Daniel T. Hendrix                        August 31, 1999
              ----------------------------------------     --------------------
               ** Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


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